Registration No. 333-

As filed with the Securities and Exchange Commission on August 16, 2013

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

THE SECURITIES ACT OF 1933

OSI SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Delaware	33-0238801
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

12525 Chadron Avenue

Hawthorne, California 90250

(Address of Principal Executive Offices) (Zip Code)

OSI Systems, Inc. 2012 Incentive Award Plan

(Full title of the plan)

Deepak Chopra

President and Chief Executive Officer

12525 Chadron Avenue

Hawthorne, California 90250

(Name and address of agent for service)

(310) 978-0516

(Telephone number, including area code, of agent for service)

Copies to:

Gerald Chizever, Esq.

Allen Z. Sussman, Esq.

Loeb & Loeb LLP

10100 Santa Monica Blvd., Suite 2200

Los Angeles, CA 90067

(310) 282-2000

Indicated by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)		Proposed Maximum Offering Price Per Share (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock, $0.001 par value per share	3,500,000	(3)	$69.985	$244,947,500	$33,410.84

(1)           Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of common stock as may be required in the event of a stock dividend, stock split, recapitalization or similar transaction effected without the Registrant’s receipt of consideration which would increase the number of outstanding shares of common stock.

(2)           Estimated pursuant to Rule 457(h) under the Securities Act solely for the purpose of calculating the registration fee, based upon the average of the high and low sales prices of the Registrant’s common stock as reported on the NASDAQ Global Select Market on August 15, 2013.

(3)           This Registration Statement registers up to 3,500,000 shares of common stock, $0.001 par value per share, of OSI Systems, Inc. (the “Company”) that may be issued and sold under the OSI Systems, Inc. 2012 Incentive Award Plan (the “2012 Plan”).

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this Registration Statement, OSI Systems, Inc. is sometimes referred to as “the Registrant,” “we,” “us” or “our.”

Item 3.      Incorporation of Documents by Reference

The SEC allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the SEC will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:

(a)                   Our Annual Report on Form 10-K for the fiscal year ended June 30, 2013, filed with the SEC on August 16, 2013; and

(b)                   The description of our Common Stock contained in our Registration Statement on Form 8-A/A filed with the SEC on March 8, 2010, including any amendment or report filed for the purpose of updating such description.

All documents that we subsequently file pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) prior to the filing of a post-effective amendment to the Registration Statement which indicates that all of the shares of common stock offered have been sold or which deregisters all of such shares then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents; except as to any portion of any future Annual Report or Quarterly Report to stockholders or document or Current Report furnished under current Items 2.02 or 7.01 of Form 8-K that is not deemed filed under such provisions. For the purposes of this Registration Statement, any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances will any information furnished under current items 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4.      Description of Securities

Not Applicable.

Item 5.      Interests of Named Experts and Counsel

Not Applicable.

Item 6.      Indemnification of Directors and Officers

Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, provides that a corporation may, in its original certificate of incorporation or an amendment thereto, eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends or unlawful stock purchases or redemptions or (4) for any transaction from which a director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

Our bylaws provide for indemnification of the officers and directors to the fullest extent permitted by applicable law.

We also maintain a general liability insurance policy which covers certain liabilities of directors and officers of our company arising out of claims based on acts or omissions in their capacities as directors or officers, whether or not we would have the power to indemnify such person against such liability under the DGCL or the provisions of our certificate of incorporation or bylaws.

We have entered into indemnification agreements with each of our directors and certain of our officers. These agreements provide that we will indemnify each of our directors and such officers to the fullest extent permitted by law and by our certificate of incorporation and bylaws.

Item 7.      Exemption from Registration Claimed

Not Applicable.

Item 8.      Exhibits

Exhibit
Number	Description
4.1	Form of Common Stock Certificate (1)
5.1	Opinion of Loeb and Loeb LLP
10.1	OSI Systems, Inc. 2012 Incentive Award Plan (2)
10.2	Form of Restricted Stock Award Agreement
10.3	Form of Restricted Stock Unit Award Agreement
10.4	Form of Stock Option Agreement
23.1	Consent of Loeb and Loeb LLP (contained in Exhibit 5.1)
23.2	Consent of Moss Adams LLP, Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on the signature page to this Registration Statement)

(1)                                 Previously filed with our Current Report on Form 8-K filed on March 8, 2010 and incorporated by reference herein.

(2)                                 Previously filed as Appendix A to our Proxy Statement on Schedule 14A filed on October 23, 2012 and incorporated by reference herein.

Item 9.      Undertakings.

(a) The Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant, OSI Systems, Inc., a corporation organized under the laws of the State of Delaware, certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hawthorne, California, as of August 16, 2013.

OSI SYSTEMS, INC.

By:	/S/ ALAN EDRICK
Alan Edrick
Chief Financial Officer

Each of the undersigned hereby constitutes and appoints Messrs. Alan Edrick, Chief Financial Officer, and Victor Sze, General Counsel, and each of them, as his attorneys-in-fact and agents, with full power of substitution and resubstitution for him or her in any and all capacities, to sign any and all amendments or post-effective amendments to this Registration Statement, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto each of such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary in connection with such matters and hereby ratifying and confirming all that each of such attorneys-in-fact and agents or his substitutes may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ DEEPAK CHOPRA	President, Chief Executive Officer (Principal	August 16, 2013
Deepak Chopra	Executive Officer) and Chairman of the Board

/S/ ALAN EDRICK	Chief Financial Officer (Principal Financial Officer	August 16, 2013
Alan Edrick	and Principal Accounting Officer)

/S/ AJAY MEHRA	Executive Vice President, President of Rapiscan	August 16, 2013
Ajay Mehra	Systems, and Director

/S/ STEVEN C. GOOD	Director	August 16, 2013
Steven C. Good

/S/ MEYER LUSKIN	Director	August 16, 2013
Meyer Luskin

/S/ WILLIAM F. BALLHAUS	Director	August 16, 2013
William F. Ballhaus

/S/ DAVID T. FEINBERG	Director	August 16, 2013
David T. Feinberg

INDEX TO EXHIBITS

Exhibit
Number	Description
4.1	Form of Common Stock Certificate (1)
5.1	Opinion of Loeb and Loeb LLP
10.1	OSI Systems, Inc. 2012 Incentive Award Plan (2)
10.2	Form of Restricted Stock Award Agreement
10.3	Form of Restricted Stock Unit Award Agreement
10.4	Form of Stock Option Agreement
23.1	Consent of Loeb and Loeb LLP (contained in Exhibit 5.1)
23.2	Consent of Moss Adams LLP, Independent Registered Public Accounting Firm
24.1	Power of Attorney (included on the signature page to this Registration Statement)

(1)           Previously filed with our Current Report on Form 8-K filed on March 8, 2010 and incorporated by reference herein.

(2)           Previously filed as Appendix A to our Proxy Statement on Schedule 14A filed on October 23, 2012 and incorporated by reference herein.